SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 2O549
                                    FORM N-8A

         NOTIFICATION OF REGISTRATION FIXED PURSUANT TO SECTION 8 (a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


                  The  undersigned   investment   company  hereby  notifies  the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                          American Skandia Master Trust


                      Address of Principal Business Office
                      (No. & Street, City, State Zip Code):

                                1 Corporate Drive
                         Shelton, Connecticut 06484-0883

                     Telephone Number (including area code):

                                 (800) 628-6039


                Name and address of agent for service of process:

                                  Eric C. Freed
                                1 Corporate Drive
                         Shelton, Connecticut 06484-0883


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                 YES [ ] NO [X]






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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Stockholm and the Country of Sweden on the 7th day of March, 1997.


                          AMERICAN SKANDIA MASTER TRUST
                              (Name of Registrant)



                       By: /s/ Jan R. Carendi
                           Jan R. Carendi
                           Chief Executive Officer





Attest:  /s/ Nils Uggla
         Nils Uggla